UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 21, 2010

USD ENERGY CORP.
(Name of small business issuer specified in its charter)
Nevada	000-53558	80-0214005
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9880 Magnolia Ave. #176
Santee, CA  92071
(Address of principal executive offices)

 (former name or former address, if changed since last report)

619-717-8047
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On December 21, 2010, Thomas Ronk, the Izak Zirk Engelbrecht Living Trust, Angelique de Maison and Kensington & Royce, Ltd. (the “Lending Parties”) advanced to USD Energy Corp. (the “Company”) an aggregate amount of $500,000.  The advance is interest free and payable upon demand.

                The proceeds of this advance have been loaned to Santa Teresa Minerals, S.A., the Chilean mining company that the Company has agreed to acquire pursuant to that certain Exchange Agreement dated December 7, 2010, as described in the Company's Current Report on Form 8-K filed with the SEC on December 13, 2010. Santa Teresa Minerals is using these proceeds for the purchase of additional equipment to increase production at the Free Gold facility.

The Lending Parties are also parties to that certain Stock Purchase Agreement, dated December 7, 2010, whereby they purchased an aggregate of 10,750,000 shares of common stock on December 7, 2010 and agreed to purchase an additional 10,750,000 shares of common stock at a future date, no later than June 30, 2011.   The Stock Purchase Agreement was described in greater detail in the Company’s current report on Form 8-K filed with the SEC on December 13, 2010.

As of the date hereof, Angelique de Maison, who is also the sole director and Chief Executive Officer of Kensington & Royce, Ltd., beneficially owns 28% of the issued and outstanding shares of Common Stock of the Company, Zirk Engelbrecht, trustee of the Izak Zirk Engelbrecht Living Trust and sole director and shareholder of Suprafin, Ltd., beneficially owns 28% of the issued and outstanding common stock of the Company, and Thomas Ronk beneficially owns 27% of the issued and outstanding common stock of the Company.  Suprafin, Ltd. also holds a convertible note, dated February 7, 2009, issued by the Company, which currently has $5,000 in principal outstanding and bears interest at a rate of 10% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2010	USD ENERGY CORP.

	By:	/s/ Trisha Malone
Trisha Malone
Chief Executive Officer